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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|  Hegna          Gary              G.       |    Smith-Gardner & Associates, Inc. (SGAI)   |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |     February 2000  |              below)                  |
|  c/0 Smith-Gardner & Associates, Inc.      |                         |                    |   Chairman of the Board, President   |
|  1615 South Congress Avenue                |                         |                    |      and Chief Executive Officer     |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Delray Beach       FL         33445-6368  |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/14/00        |  M    |  --  |  2,000     |  A    |$ 2.53|      --            |    D        |  N/A     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/22/00        |  M    |  --  |  2,000     |  A    |$ 2.53|      --            |    D        |  N/A     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/29/00        |  M    |  --  | 21,000     |  A    |$ 2.53|      --            |    D        |  N/A     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/14/00        |  S    |      |  2,000     |  D    |$19.00|      --            |    --       |  --      |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/22/00        |  S    |      |  2,000     |  D    |$19.09|      --            |    --       |  --      |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    2/29/00        |  S    |      | 21,000     |  D    |$18.00|      0             |    --       |  --      |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                            (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock Option |   $2.53/sh.  | 02/14/00 |  M  | -- |  --   | 2,000  |  (1)   |04/22/06| Common |   2,000   |    --       |
| (righ to buy)         |              |          |     |    |       |        |        |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock Option |   $2.53/sh.  | 02/22/00 |  M  | -- |  --   | 2,000  |  (1)   |04/22/06| Common |   2,000   |    --       |
| (righ to buy)         |              |          |     |    |       |        |        |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Employee Stock Option |   $2.53/sh.  | 02/29/00 |  M  | -- |  --   |21,000  |  (1)   |04/22/06| Common |  21,000   |    --       |
| (righ to buy)         |              |          |     |    |       |        |        |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|     419,120         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|     419,120         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|     419,120         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1) The option vested as to 82,353 shares on 04/22/07, and vests as to an additional
    20,588 shares at the end of each of the twelve successive calendar quarters after such date. The option vests as to an additional 82,355 shares upon the earlier of
    03/21/06 or the day immediately following the first period of time during which the market value of the Issuer's outstanding Common Stock equals or exceeds
    $100,000,000 for thirty consecutive days. The option vests as to an additional
    82,356 shares upon the earlier of 03/21/06 or the day immediately following the first period of time during which the market value of the Issuer's outstanding
    Common Stock equals or exceeds $150,000,000 for thirty consecutive days.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Gary G. Hegna                  03/10/00
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      ** Signature of Reporting Person     Date
                                                                                         Gary G. Hegna
Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)